Exhibit 99.01

NEWS RELEASE
800 Nicollet Mall
Minneapolis, MN 55402

Xcel Energy Media Services (612)215-5300 www.xcelenergy.com

September 14, 2005

Truly elected director on Xcel Energy board

MINNEAPOLIS - Richard H. Truly, retired U.S. Navy Vice Admiral and past director of the Department of Energy’s National Renewable Energy Laboratory, has been elected to Xcel Energy Inc.’s board of directors.

Truly, 67, headed NREL from 1997 until his retirement in 2005. He has served as the executive vice president of the Midwest Research Institute, vice president of the Georgia Institute of Technology and director of the Georgia Tech Research Institute. He served in the U.S. Navy and NASA from 1959 to 1992.

As a result of his service to the nation, Truly received several prestigious honors including the Presidential Citizens’ Medal, two Legions of Merit awards, two Distinguished Service Medals (NASA), the Navy Distinguished Flying Cross and the Secretary of Energy’s Gold Award.  Among many association memberships, he belongs to the Astronaut Hall of Fame and the Georgia Aviation Hall of Fame.

“Richard’s qualifications are outstanding, and we are delighted to welcome him to our board.  He brings with him a clear understanding of the global issues facing the energy sector as well as unique insights into the burgeoning renewable energy industry,” said Richard Kelly, president and chief executive officer of Xcel Energy.

Xcel Energy is a major U.S. electricity and natural gas company, with operations in 10 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

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